AMENDED CLASS A DISTRIBUTION PLAN
OF
FIRST INVESTORS INCOME FUNDS

Schedule A

FIRST INVESTORS INCOME FUNDS
Fund For Income Government Fund Investment Grade Fund International Opportunities Bond Fund Strategic Income Fund

Schedule updated as of December 13, 2012